Exhibit 99.1

Everett Tackett, APR Director Public Relations ON Semiconductor (602) 244-4534 everett.tackett@onsemi.com	Scott Sullinger Director Investor Relations ON Semiconductor (602) 244-3437 scott.sullinger@onsemi.com

ON Semiconductor Completes Senior Secured Notes Offering

PHOENIX, Ariz. – March 3, 2003 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that it and its primary domestic operating subsidiary, Semiconductor Components Industries, LLC, co-issued $200 million aggregate principal amount of senior secured notes pursuant to a Rule 144A / Regulation S offering.

     The senior secured notes were priced at 95.467 percent of the principal amount, with a coupon of 12 percent. The notes will mature on March 15, 2010 and are non-callable for four years. The company has used the net proceeds from the offering to prepay a portion of the term loan under its senior bank facilities and to pay a portion of the loans under its revolving credit facility and cancel the commitment relating to such portion.

     The senior secured notes have not been registered under the Securities Act of 1933, and may not be offered or sold absent registration under the Securities Act of 1933 or an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the senior secured notes, nor shall there be any sale of the senior secured notes in any state in which any such offer, solicitation or sale would be unlawful.

About ON Semiconductor

     ON Semiconductor (NASDAQ: ONNN) offers an extensive portfolio of power and data management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s Web site at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. Although the company references its Web site in this news release, information on the Web site is not incorporated herein.